Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

August 11, 2006

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the issuance of up to 1,589,726 shares of common stock reserved for issuance under your 2005 Equity Incentive Plan (the “2005 Plan”) and (ii) the issuance of up to 205,108 shares of common stock (collectively, the “Shares”) pursuant to certain options assumed by you under the Accent Optical Technologies, Inc. Stock Incentive Plan (the “Accent Plan”).

It is our opinion that, when issued and sold in the manner described in the 2005 Plan and the Accent Plan and pursuant to the agreements which accompany the 2005 Plan and the Accent Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI